                                                                    EXHIBIT 99.1



IDEC PHARMACEUTICALS ANNOUNCES CALL OPTION ARRANGEMENT

SAN DIEGO, California (September 4, 1997): IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced that it has made arrangements with a financial institution under which IDEC intends to simultaneously purchase and sell call options on its own stock in a private transaction. The purchase and sale of the options have been structured to result in no net expense to the company to enter into the transaction. If the calls sold by IDEC (on up to 900,000 shares) are exercised and up to 900,000 shares are issued, the company could receive cash which would total, when combined with cash that could be received on cash settlement of the calls purchased by IDEC (on up to 600,000 shares), approximately $42 million, or about $48 per share issued.

"This transaction gives IDEC leverage through the ownership of a call option on our own stock," said William H. Rastetter, chairman, chief executive officer and president of IDEC Pharmaceuticals. "Should the market price of our stock move up considerably, this transaction would allow the company to receive the proceeds from the issuance of up to 900,000 shares at a significant premium to today's price. At lesser levels of stock appreciation, the company would benefit from a cash infusion without corresponding dilution. If our stock fails to appreciate, we would neither issue new shares nor receive or expend any cash at option expiration. Proceeds, if any, received at option expiration would be used to continue to build our business, for example, for possible manufacturing plant expansion or new product acquisition."

The financial institution has advised IDEC that it may engage in transactions, including market purchases and sales of IDEC's securities, to offset its risk relating to the options. Completion and pricing of the transaction, and the proceeds, if any, received by the company at option expiration are subject to market conditions, with the final terms to be based on a number of factors, including the market price of IDEC's common stock at the time of issuance of the call options.

The purchased call option will give IDEC the right, but not an obligation, to purchase from the financial institution up to 600,000 shares of IDEC common stock at a specified strike price estimated to be 10% to 17% above the market price of the stock upon entering the transaction. Rather than purchasing these shares, the company expects to elect cash settlement of this first call option, i.e., to receive in cash the difference between the price of the stock (if above the strike price at option expiration) and the option strike price. The first call option is "capped" which limits the amount of cash which the company might receive at option expiration while reducing the price of the option. Should the price of IDEC common stock close at expiration below the strike price of the first option, the company would neither receive nor expend any cash.

The second call option, to be sold by IDEC, will entitle the financial institution at option expiration to purchase from IDEC up to 900,000 shares of newly issued common stock at a specified strike price estimated to be 53% to 60% above the market price of the stock upon entering the transaction. The sale of the second option will fully fund the purchase of the first, resulting in no net expense to IDEC. Should the second call option be exercised, the company expects to deliver to the financial institution up to 900,000 shares of common stock (subject to effectiveness of a registration statement covering the resale of the shares) and receive as consideration, without deduction of underwriting fees, an amount per share equal to the strike price of the second call option. Should the price of IDEC common stock close at expiration above the strike price of the second option, delivery of shares at the strike price would be at a discount to the prevailing market price. Such discount would be offset to some extent, but perhaps not in its entirety, by the proceeds received by the company from cash settlement of the first option. Should the price of IDEC common stock close at expiration below the strike price of the second option, the company would neither deliver shares nor receive or expend any cash to settle this option. Both call options are exercisable only at expiration which will be on the same date approximately 12 to 15 months from closing of the transaction.

IDEC Pharmaceuticals focuses on developing targeted therapies for the treatment of cancer and autoimmune diseases. IDEC's products act chiefly through immune system mechanisms, exerting their effect by binding to specific, readily targeted immune cells in the patient's blood or lymphatic systems.

IDEC Pharmaceuticals' news releases are available at no charge through Business Wire's News on Demand Plus. For a menu of IDEC's current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309. On the Internet see http://www.businesswire.com/cnn/idph. htm and http://www.shareholdernews.com/idph.

The statements made in this press release contain certain forward looking statements that involve a number of risks and uncertainties. Actual events or results may differ from the company's expectations. In addition to the matters described in this press release, timelines for clinical ongoing activity are subject to change, results of pending or future clinical trials cannot be accurately predicted and decisions by the FDA and other regulatory agencies, as well as the risk factors listed from time to time in the company's SEC filings, including but not limited to its Annual Reports on Form 10-K for the year ended December 31, 1996, and Form 10-Q/A filed August 18, 1997, may affect the actual results achieved by the company.

IDEC Pharmaceuticals is a registered U.S. trademark of the company. The company headquarters is located at 11011 Torreyana Road, San Diego, CA 92121.